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                                                                 Exhibit (d)(11)



                               MANAGEMENT CONTRACT


                        SALOMON BROTHERS SERIES FUNDS INC
                                125 Broad Street
                            New York, New York 10004

                                                     October 15, 2001 as amended
                                                     through July 30, 2004

Salomon Brothers Asset Management Inc
399 Park Avenue
New York, New York 10022

Dear Sirs:

            This will confirm the agreement between the undersigned (the "Company") and you (the "Investment Manager") as follows:

            1. The Company is an open-end investment company which currently has eleven investment portfolios - Salomon Brothers All Cap Value Fund, Salomon Brothers Balanced Fund, Salomon Brothers Cash Management Fund, Salomon Brothers High Yield Bond Fund, Salomon Brothers International Equity Fund, Salomon Brothers Large Cap Growth Fund, Salomon Brothers New York Municipal Money Market Fund, Salomon Brothers Institutional Money Market Fund, Salomon Brothers Small Cap Growth Fund, Salomon Brothers Short/Intermediate U.S. Government Fund and Salomon Brothers Strategic Bond Fund. The Company proposes to engage in the business of investing and reinvesting the assets of Salomon Brothers All Cap Value Fund ("All Cap Value Fund") (the "Fund") in the manner and in accordance with the investment objective and limitations specified in the Company's Articles of Incorporation, as amended (the "Articles") and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Company and the Fund, included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to the Investment Manager. Any amendments to these documents shall be furnished to the Investment Manager.

            2. The Company employs the Investment Manager to (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the assets of the Fund as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund and (d) provide continuous supervision of the investment portfolio of the Fund.

            3. (a) The Investment Manager shall, at its expense, (i) provide the Fund with office space, office facilities and personnel reasonably necessary for performance of the services to be provided by the Investment Manager pursuant to this Agreement, (ii) provide the Fund with persons satisfactory to the Company's Board of Directors to serve as officers and employees of the Fund and (iii) provide the office space, facilities, equipment and personnel necessary to



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perform the following services for the Fund: (A) Securities and Exchange
Commission ("SEC") compliance, including record keeping, reporting requirements and registration statements and proxies; (B) supervision of the operations of the Fund, including coordination of functions of administrator, transfer agent, custodian, accountants, counsel and other parties performing services or operational functions for the Fund; (C) certain administrative and clerical services, including certain accounting services, facilitation of redemption requests, exchange privileges, and account adjustments, development of new shareholder services and maintenance of certain books and records; and (D) certain services to the shareholders of the Fund, including assuring that investments and redemptions are handled efficiently, responding to shareholder inquiries and maintaining a flow of information to shareholders.

            (b) Except as provided in subparagraph (a), the Company shall be responsible for all of the Fund' expenses and liabilities, including organizational expenses; taxes; interest; fees (including fees paid to its directors who are not affiliated with the Investment Manager or any of its affiliates); fees payable to the SEC; state securities qualification fees; costs of preparing and printing prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities; and payments to the Fund's distributor for activities intended to result in the sale of Fund shares.

            4. As manager of the Fund's assets, the Investment Manager shall make investments for the Fund's account in accordance with the investment objective and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The Investment Manager shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

            5. The Investment Manager is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Investment Manager or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Investment Manager is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Investment Manager, provided that the best competitive execution price is obtained at the time of the trade execution.

            6. In consideration of the Investment Manager's undertaking to render the services described in this agreement, the Company agrees that the Investment Manager shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect the Investment Manager against any liability to the Company or its stockholders to which the Investment Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross



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negligence in the performance of the Investment Manager's duties under this agreement or by reason of the Investment Manager's reckless disregard of its obligations and duties hereunder.

            7. In consideration of the services to be rendered by the Investment Manager under this agreement, the Company shall pay the Investment Manager a monthly fee on the first business day of each month, based upon the average daily value (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) of the Fund's net assets during the preceding month at the following annual rates:

             Average Daily Net Assets                        Fee
             ------------------------                        ---
               First $1.50 Billion                          0.75%
                Next $0.50 Billion                          0.70%
                Next $0.50 Billion                          0.65%
                Next $1.00 Billion                          0.60%
                Over $3.50 Billion                          0.50%

            If the fee payable to the Investment Manager pursuant to this paragraph 7 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock.

            8. If the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Manager shall reimburse the Fund for such excess. The Investment Manager's reimbursement obligation will be limited to the amount of fees it received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph 8 shall be made once a year promptly after the end of the Company's fiscal year.

            9. This agreement shall continue in effect until two years from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each of the Fund or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated at any time, without the



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payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each of the Fund or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Investment Manager or by the Investment Manager on 60 days' written notice to the Company. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

            10. Upon expiration or earlier termination of this agreement, the Company shall, if reference to "Salomon Brothers" is made in the corporate name of the Company or in the name of the Fund and if the Investment Manager requests in writing, as promptly as practicable change its corporate name and the name of the Fund so as to eliminate all reference to "Salomon Brothers", and thereafter the Company and the Fund shall cease transacting business in any corporate name using the words "Salomon Brothers" or any other reference to the Investment Manager or "Salomon Brothers". The foregoing rights of the Investment Manager and obligations of the Company shall not deprive the Investment Manager, or any affiliate thereof which has "Salomon Brothers" in its name, of, but shall be in addition to, any other rights or remedies to which the Investment Manager and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Company, and the failure or omission of the Investment Manager to request a change of the Company's or the Fund' name or a cessation of the use of the name of "Salomon Brothers" as described in this paragraph 10 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

            11. Except to the extent necessary to perform the Investment Manager's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or any affiliate of the Investment Manager, or any employee of the Investment Manager, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.



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            12. This agreement shall be governed by the laws of the State of New
York.

            If the foregoing correctly sets forth the agreement between the Company and the Investment Manager, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                                     Very truly yours,

                                                     SALOMON BROTHERS SERIES
                                                     FUNDS INC



                                                     By: /s/ R. Jay Gerken
                                                        ------------------------




ACCEPTED:

SALOMON BROTHERS ASSET
MANAGEMENT INC


By: /s/ Peter J. Wilby
   -------------------